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Exhibit 3.1

                           CERTIFICATE OF DESIGNATION

                                       OF

                             NEW VISUAL CORPORATION

         New Visual Corporation, a Utah corporation (the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company as required by Section 16-10a-602 of the Utah Revised Business Corporation Act (the "Act"). The resolution was adopted by Unanimous Written Consent, dated as of April 10, 2002, pursuant to Section 16-10a-821 of the Act, and the Articles of Incorporation and Bylaws of the Corporation. Shareholder approval was not required. No shares of the Series A Junior Participating Preferred Stock of the Company are outstanding.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

                            SERIES B PREFERRED STOCK:

         Section 1. DESIGNATION OF AMOUNT. The shares of such series shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the authorized Series B Preferred Stock shall be fixed at 4,000. Such number of shares may not be increased or decreased.

         Section 2.  DEFINITIONS. The following definitions shall apply:

                  "BOARD" shall mean the Board of Directors of the Company.

                  "BUSINESS DAY" shall mean any day excluding Saturday, Sunday and any day which shall be in the State of California a legal holiday or a day on which banking institutions are authorized by law to close.

                  "COMMITMENT DATE" shall mean the date immediately prior to the date of original issuance of the Series B Preferred Stock.

                  "COMPANY" shall mean this corporation.

                  "COMMON STOCK" shall mean the Common Stock of the Company.

                  "FAIR MARKET VALUE PER SHARE" of a share of Common Stock shall mean an amount determined as follows:

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                           (i) If the Common Stock is traded on a stock
                  exchange, an amount equal to the average of the daily closing selling prices of the Common Stock on the stock exchange reasonably determined by the Board of Directors to be the primary market for the Common Stock over the ten (10) trading day period ending on the date prior to the date of the event giving rise to the need to determine such Fair Market Value, as such prices are officially quoted in the composite tape of transactions on such exchange;

                           (ii) If the Common Stock is traded over-the-counter,
                  an amount equal to the average of the daily closing selling prices (or, if such information is not available, the average of the daily closing bid and asked prices) of the Common Stock over the ten (10) trading day period ending on the date prior to the date of the event giving rise to the need to determine such Fair Market Value, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system; and

                           (iii) If no determination can be made on the basis
                  set forth in either (i) or (ii) above, the Fair Market Value Per Share shall be an amount determined in good faith by the Board of Directors of the Company as of the date of the event giving rise to the need for such determination; provided, however, that in the event that the holders of a Majority of the Series B Preferred Stock shall object to such determination, such holders shall have the right within ten
                  (10) days of the date such determination is made by the Board of Directors to notify the Board of Directors of their objection and to designate an appraiser to make such determination. Such appraiser shall be of recognized standing and shall be reasonably acceptable to the Board of Directors. All fees, expenses and costs of retaining such appraiser shall be paid by the Series B Preferred holders objecting to the determination by the Board of Directors. In the event that the Board of Directors objects to the appraiser selected by the holders of a Majority of the Series B Preferred Stock and the parties cannot agree on an appraiser, the Company may, at its own expense, select its own appraiser of recognized standing and the two appraisers shall select a third, whose appraisal shall be determinative. The cost of such third appraiser shall be shared equally by the Company and the Series B Preferred holders objecting to the determination by the Board of Directors. In the event that the final appraised value, determined as set forth above, shall be an amount which exceeds by five percent (5%) or more the value as originally determined by the Board of Directors, the Company shall reimburse the Series B Preferred holders for any fees, costs and expenses of appraiser(s) paid by such Series B Preferred holders.

                  "FINANCING TRANSACTION" shall mean any transaction or series of related transactions (with transactions consummated within a single period of ninety (90) days or fewer presumed to be related), entered into by the Company, which transaction or transactions are designed to provide cash financing to the Company, including, without limitation, any loan or loans taken by the Company or any issuance by the Company of its debt or equity securities (or options,

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warrants or rights to acquire the same) for cash, cash equivalents, marketable securities or similar items intended to be reduced to cash or readily reducible to cash or any combination of the foregoing.

                  "JUNIOR STOCK" shall mean the Common Stock, the Series A Junior Participating Preferred Stock of the Company and any other class or series of stock of the Company, whether presently outstanding or hereafter issued, over which the Series B Preferred Stock has preference or priority in the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company.

                  "LIQUIDATION PREFERENCE EQUIVALENT DISTRIBUTION" shall mean an amount determined by multiplying the cash distribution (whether in the nature of full or partial redemption, dividend or otherwise) to be paid to any other class or series of Preferred Stock by a fraction: (i) the numerator of which shall be the Preference Amount and (ii) the denominator of which shall be the amount per share payable to such other class or series of Preferred Stock in the event of any liquidation, dissolution or winding up of the Company, as provided in any resolution of the Board fixing such preferential right for such class or series of Preferred Stock.

                  "MAJORITY OF THE SERIES B PREFERRED STOCK" shall mean more than 50% of the outstanding shares of Series B Preferred Stock.

                  "NON-OBJECTING HOLDER" shall mean any holder that does not give a Notice of Objection pursuant to Section 5(g) hereof.

                  "QUALIFYING FINANCING TRANSACTION" shall mean a Financing Transaction as a result of which the Company receives net cash proceeds, after deducting all reasonable and customary transaction expenses, equal to or greater than $15,000,000.

                  "SERIES B PREFERRED STOCK" shall mean the Series B Preferred Stock of the Company.

                  "SIGNIFICANT CORPORATE TRANSACTION" shall mean any of the following: (i) a merger, consolidation or reorganization of the Company with or into another corporation or legal entity, or a tender offer or stock sale transaction, as a result of which less than a majority of the combined voting power of the securities of the legal entity resulting from such merger, consolidation or reorganization, following the consummation thereof, is held in the aggregate by the holders of Voting Stock of the Company immediately prior to the consummation thereof; or (ii) a sale or other transfer by the Company of all, or substantially all, of its assets to any legal entity (or license of substantially all of the Company's intellectual property or other assets to similar effect), the majority of the combined voting power of the securities of which, as of the consummation of the transaction, is not held in the aggregate by the holders of Voting Stock of the Company immediately prior to the consummation of such transaction.

                  "SIZABLE FINANCING TRANSACTION" shall mean a Financing Transaction as a result of which the Company receives net cash proceeds, after deducting all reasonable and customary transaction expenses, equal to or greater than $3,000,000, but less than $15,000,000.

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                  "SUBSIDIARY" shall mean any corporation a majority of the
Voting Stock of which is, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

                  "VOTING STOCK" shall mean the Common Stock.

         Section 3.  DIVIDENDS.

                  (a) RIGHT TO DIVIDENDS. The holders of the then outstanding Series B Preferred Stock shall be entitled to receive annual cash dividends when, as and if declared by the Board, out of any funds legally available therefor. Dividends on the Series B Preferred Stock shall not be cumulative.

                  (b) PRIORITY. Unless all declared dividends on the Series B Preferred Stock shall have been paid, (1) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on any Junior Stock, and (2) no shares of Junior Stock shall be purchased, redeemed or acquired by the Company and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of up to an aggregate $1,000,000 of Common Stock in any twelve-month period from directors or employees of or consultants or advisers to the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including, without limitation, the termination of employment by or service to the Company or any Subsidiary.

                  (c) ADDITIONAL DIVIDENDS ON COMMON STOCK. After declared dividends on the Series B Preferred Stock shall have been paid or set apart, if the Board shall elect to declare additional cash dividends on the Common Stock, additional cash dividends shall also be declared on the Series B Preferred Stock. Such additional dividends shall, in the aggregate, be equal to at least the amount obtained by multiplying the aggregate dividend payable on Common Stock by two (2). Each holder of shares of Series B Preferred Stock shall be entitled to participate ratably in such additional dividends based upon the number of shares of Series B Preferred Stock held.

                  (d) DIVIDENDS ON OTHER CLASSES OR SERIES OF PREFERRED STOCK. In the event that the Company shall at any time pay any cash dividend or other distribution solely to any other class or series of Preferred Stock of the Company, including any such resulting from a redemption or other repurchase of shares of such class or series of Preferred Stock, the Company shall declare and pay or otherwise distribute a Liquidation Preference Equivalent Distribution to the holders of the Series B Preferred Stock. In the event that the distribution to holders of such other class or series of Preferred Stock was in respect of a redemption or repurchase of their shares of Preferred Stock, the Liquidation Preference Equivalent Distribution shall result in the redemption of such shares of Series B Preferred Stock as may be redeemed thereby at a Redemption Price (defined in Section 4 below) per share equal to the Preference Amount (defined in Section 4 below). The Liquidation Preference Equivalent Distribution shall be distributed ratably to the holders of Series B Preferred Stock based upon the number of shares of Series B Preferred Stock held.

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         Section 4.  LIQUIDATION RIGHTS OF SERIES B PREFERRED STOCK.

                  (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of outstanding Series B Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment or any amount shall be made in respect of the Junior Stock, an amount for each share of outstanding Series B Preferred Stock held by each such holder equal to $1000 plus all declared and unpaid dividends thereon (the "Preference Amount"). If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit the payment to each such shareholder of the full Preference Amount payable to it with respect to all shares of Series B Preferred Stock held by such shareholder, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of the Series B Preferred Stock on the basis of the number of shares of Series B Preferred Stock held.

                  (b) REMAINING ASSETS. After the payment or distribution to each holder of the Series B Preferred Stock of the full Preference Amount payable to it with respect to all shares of Series B Preferred Stock held by such shareholder, the holders of the Junior Stock then outstanding shall be entitled to receive ratably all remaining assets of the Company to be distributed.

                  (c) MERGER, ETC. Neither the merger nor the consolidation of the Company, nor the sale, lease or conveyance of all or part of its property and business as an entirety shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section.

          Section 5.  REDEMPTION.

                  (a) OPTION OF THE COMPANY. Upon fifteen (15) days prior written notice, any or all of the shares of Series B Preferred Stock may be redeemed at the option of the Company, expressed by resolution of the Board of Directors, at any time, or from time to time, at a per share redemption price (the "Redemption Price") equal to the Preference Amount. In case of the redemption of less than all shares of Series B Preferred Stock at the time outstanding, including any series of Preferred Stock ranking on a parity with the Series B Preferred Stock, the shares to be redeemed shall be selected by the Company pro rata.

                  (b) REDEMPTION IN THE EVENT OF A QUALIFYING FINANCING TRANSACTION OR SIGNIFICANT CORPORATE TRANSACTION. Within ten (10) days following the final closing of a Qualifying Financing Transaction and simultaneously with the final closing or consummation date of a Significant Corporate Transaction, all of the shares of Series B Preferred Stock held by each Non-Objecting Holder shall be redeemed at a per share Redemption Price equal to the Preference Amount.

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                  (c) PARTIAL REDEMPTION IN THE EVENT OF A SIZABLE FINANCING
TRANSACTION. Within ten (10) days following the final closing of a Sizable Financing Transaction, a portion of the shares of Series B Preferred Stock held by each Non-Objecting Holder shall be redeemed at a per share Redemption Price equal to the Preference Amount. Each Non-Objecting Holder shall have that number of shares of Series B Preferred Stock held by it redeemed as results from multiplying the total number of shares of Series B Preferred Stock held by it by a fraction, the numerator of which is the net cash proceeds received by the Company as a result of the Sizable Financing Transaction and the denominator of which is $15,000,000.

                  (d) QUARTERLY REDEMPTION AFTER MARCH 31, 2005. Commencing on March 31, 2005, and on each June 30, September 30, December 31, and March 31 thereafter until December 31, 2006 (each such date, of which there will be eight, is referred to as a "Quarterly Redemption Date" ) shares of Series B Preferred Stock held by each Non-Objecting Holder shall be redeemed at a per share Redemption Price equal to the Preference Amount. As of each of the eight Quarterly Redemption Dates each such Non-Objecting Holder shall be entitled to have redeemed the number of shares of Series B Preferred Stock (the "Redeemable Shares") that results from multiplying the number of shares of Series B Preferred Stock held by such holder as of such Quarterly Redemption Date by a fraction, (i) the numerator of which shall be one and (ii) the denominator of which shall be the number of Quarterly Redemption Dates remaining including the Quarterly Redemption Date as of which the calculation is done. For example, for the first Quarterly Redemption Date such fraction will be 1/8, for the second Quarterly Redemption Date it shall be 1/7, for the third Quarterly Redemption Date it shall be 1/6 and so forth until the final Quarterly Redemption Date when it shall be 1/1. For purposes of calculating the number of Redeemable Shares held by a holder, any shares which the Company has previously been required to redeem pursuant to any provision of this Section 5, and with respect to which the holder sent a Notice of Objection to the Company pursuant to paragraph (g) below, shall be treated as already redeemed by the Company and shall not be included within Redeemable Shares or treated as shares held by the holder for purposes of any calculation. In the event that any Quarterly Redemption Date shall not fall on a Business Day the next Business Day following the date which would have been the Quarterly Redemption Date shall be the Quarterly Redemption Date.

                  (e) [Reserved]

                  (f) NOTICE. Notice of a Company redemption pursuant to paragraph 5(a) above, and of a required redemption pursuant to paragraphs 5(b), 5(c), or 5(d) above, shall be given by the Company by causing a notice of redemption to be mailed to each holder of record of such shares to be redeemed as of the redemption date, addressed to each such holder at his or her address appearing on the books of the Company or given by him or her to the Company for the purpose of notice, or if no such address appears or is given, at the place where the principal office of the Company is located. Notice of a required redemption pursuant to paragraphs 5(b) and 5(c) above shall be given as promptly as possible, and in any event no later than the third Business Day following the final closing of a Qualifying Financing Transaction or a Sizable Financing Transaction, in the event such a transaction is consummated, and no later than the fifteenth day prior to the proposed consummation of a Significant Corporate

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Transaction, in the event such a transaction is contemplated to occur, and at least fifteen (15) days prior to the date fixed for redemption. Such notice shall indicate that the relevant transaction has or is expected to occur and state that the holder is entitled to redemption pursuant to paragraph 5(b) or 5(c) hereof, as applicable. Notice of a required redemption pursuant to paragraph 5(d) above shall be given fifteen (15) days prior to each Quarterly Redemption Date. All notices of redemption given by the Company pursuant to paragraphs 5(a), 5(b), 5(c) and 5(d) hereof shall specify (i) the number of shares of Series B Preferred Stock of such holder to be redeemed, (ii) the date fixed for redemption, (iii) the Redemption Price, and (iv) the place and manner of payment of the Redemption Price (including, if payment will be made available pursuant to paragraph (i) below, a statement to that effect). Each notice of redemption mailed pursuant to this paragraph 5(f) shall be deemed to be delivered when deposited in the United States mail, addressed as set forth above, with postage thereon prepaid and shall be deemed to be received upon the earliest of (i) the date of actual receipt; (ii) five days following mailing; or
(iii) on the date stamped on the return receipt if sent by registered mail or certified mail, with return receipt requested.

                  (g) NOTICE OF OBJECTION. Each holder of Series B Preferred Stock that does not desire to have its shares of Series B Preferred Stock redeemed pursuant to paragraphs 5(b) or 5(c) above (following the occurrence of the relevant transaction specified therein), or pursuant to paragraph 5(d) above on any Quarterly Redemption Date, shall be entitled to decline to have its shares redeemed by mailing or forwarding by facsimile a written notice (the "Notice of Objection") to the Company at the place where the principal office of the Company is located. To be effective, such Notice of Objection must be received by the Company (i) in the case of a redemption resulting from a Qualifying Financing Transaction or a Sizable Financing Transaction, at least five (5) Business Days prior to the date fixed for redemption (as set forth in the Company's notice), (ii) in the case of redemption resulting from a Significant Corporate Transaction, at least three (3) Business Days prior to the date fixed for redemption (as set forth in the Company's notice) and (iii) in the case of a redemption pursuant to paragraph 5 (d) above, at least five (5) Business Days prior to the Quarterly Redemption Date. Following receipt of such Notice of Objection, the shares of Series B Preferred Stock of such holder shall no longer be considered scheduled for redemption and shall not be redeemed. Such holder shall have no further right to require the redemption of such shares pursuant to paragraph 5(d) hereof, and the Company shall be entitled to exclude such shares from shares noticed for redemption in the future pursuant to such paragraphs.

                  (h) TERMINATION OF RIGHTS. The Series B Preferred Stock scheduled for redemption shall, as of the date fixed for redemption, no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of such shares in or with respect to the Company shall forthwith cease and terminate, except only the right of the holders of such shares to receive the Redemption Price of such shares upon surrender of the certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in the notice of redemption, each holder of Series B Preferred Stock scheduled for redemption shall surrender his or her certificate evidencing such shares to the Company at the place designated by the Company and shall thereupon be entitled to receive payment of the Redemption Price therefor. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available

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therefor, notwithstanding that the certificates evidencing any Series B
Preferred Stock so scheduled for redemption shall not have been surrendered, all rights including dividends with respect to the shares so scheduled for redemption and the right to transfer such shares on the books of the Company shall forthwith after such date cease and terminate, except for the right of the holders of record on the date fixed for redemption to receive the Redemption Price, without interest, upon surrender of their certificates therefor. Notwithstanding the foregoing, in the event that any holder that has properly surrendered its certificates has not been paid the Redemption Price by the date which is fifteen (15) days after the date of such proper surrender of such certificates, such holder shall be entitled to be paid interest on the unpaid amounts payable to it, from such date, at a rate equal to the sum of (i) the Prime Rate, as published in the "Money Rates" section of THE WALL STREET JOURNAL, SOUTHWEST EDITION, plus (ii) an additional three percent (3%) per annum, but not less than 12% per annum nor greater than 18% per annum, until all such amounts have been paid in full. The foregoing right to be paid interest shall not prejudice any other rights or remedies such holder may have in the event of late payment or nonpayment.

                  (i) FUND. If on or prior to any date fixed for redemption of Series B Preferred Stock the Company deposits with any bank or trust company having a capital surplus of at least $15,000,000, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares scheduled for redemption, with irrevocable instructions and authority to the bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date fixed for redemption the shares so scheduled shall be deemed to be redeemed. The deposit shall be deemed to constitute full payment of the shares to their holders and from and after the date of deposit the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon the surrender of their certificates therefor and any existing right to convert such shares.

         Any monies deposited by the Company pursuant to the preceding paragraph of this Section 5 and unclaimed at the end of five (5) years from the date fixed for redemption shall be paid to the Company upon its request expressed in a resolution of its Board of Directors, after which repayment the holders of the shares so scheduled for redemption shall look only to the Company for the payment of any lawful claim for such monies which holders of such shares may have.

         Section 6. VOTING RIGHTS.

                   (a) NO VOTING RIGHTS. Except as otherwise required by law and except as set forth in paragraph (c) below, holders of shares of Series B Preferred Stock shall not be entitled to vote on any matter submitted to a vote or consent of the stockholders of the Company, and shares of Series B Preferred Stock shall not be counted in determining the number of shares necessary to approve any matter requiring a vote of stockholders.

                  (b) VOTING WITH VOTING STOCK. Except as otherwise required by law and except as set forth in paragraph (c) below, on any matter upon which the holders of Series B Preferred Stock are entitled to vote, the holders of Series B Preferred Stock and the holders of any other Voting Stock of the Company shall

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vote together as a single class and not as separate classes, and shares of
Series B Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series B Preferred Stock could be converted, pursuant to the provisions of Section 7 hereof, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

                  (c) SERIES VOTE. The affirmative consent of a Majority of the Series B Preferred Stock, voting as a separate series, shall be required to designate any series or class of preferred stock of the Company having a preference prior to the Series B Preferred Stock upon any liquidation, or having dividend rights prior in payment to the Series B Preferred Stock.

         Section 7. CONVERSION. The holders of the Series B Preferred Stock shall have the following conversion rights:

                  (a) RIGHT TO CONVERT. Each share of Series B Preferred Stock shall be convertible, at any time or from time to time, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock.

                  (b) CONVERSION PRICE. Each share of the Series B Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing $1000 by the Conversion Price (as hereinafter defined) in effect at the time of conversion for each share of Series B Preferred Stock being converted. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred Stock (the "Conversion Price") shall be:

                           (1) If the Fair Market Value Per Share of Common
                  Stock shall be an amount equal to or greater than the Floor Amount (as defined below) and equal to or less than the Ceiling Amount (as defined below), an amount equal to the Fair Market Value Per Share;

                           (2) If the Fair Market Value Per Share of the Common
                  Stock shall be an amount less than the Floor Amount, the Floor Amount; and

                           (3) If the Fair Market Value Per Share of the Common
                  Stock shall be an amount greater than the Ceiling Amount, the Ceiling Amount.

                           (4) For purpose of this Section 7, the Floor Amount
                  shall be an amount equal to $0.34, subject to adjustment as set forth in paragraphs (e) and (f) below, and the Ceiling Amount shall be an amount equal to $4.00, subject to adjustment as set forth in paragraphs (e) and (f) below. In the event that the Company shall, at any time, issue any Preferred Stock convertible into Common Stock of the Company or any note, debt or other equity security convertible into Common Stock of the Company, and the conversion price at which such security is convertible into Common Stock is lower than the then existing Floor Amount, the then existing Floor Amount shall be reduced to an amount equal to such conversion price.

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                  (c) MECHANICS OF CONVERSION. Each holder of Series B Preferred
Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, if the Company is legally or financially unable to pay such dividends in cash, Common Stock, as set forth in Section 7(d) below, all declared and unpaid dividends on the shares of Series B Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (d) CONVERSION OF UNPAID DIVIDENDS. Whenever a holder of Series B Preferred Stock elects to convert shares of Series B Preferred Stock into Common Stock pursuant to this Section, all declared dividends which the Company is legally or financially unable to pay in cash on shares of Series B Preferred Stock shall be converted into Common Stock. The number of shares of Common Stock issuable upon the conversion of the declared but unpaid dividends shall be determined by dividing the amount of such declared but unpaid dividends by the Conversion Price in effect on the date the Company receives the holder's notice of its election to convert, and rounding the result to the nearest whole share by eliminating fractions of less than .5 share and rounding to the next whole number fractions of .5 share or greater.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company at any time or from time to time after the Commitment Date, effects a subdivision of the outstanding Common Stock, the Conversion Price, Floor Amount and Ceiling Amount in effect before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time after the Commitment Date combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price, Floor Amount and Ceiling Amount in effect before the combination shall be proportionately increased. Any adjustment under this subsection (e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Commitment Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price, Floor Amount and Ceiling Amount in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price, Floor Amount and Ceiling Amount in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued

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and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price, Floor Amount and Ceiling Amount shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price, Floor Amount and Ceiling Amount shall be adjusted pursuant to this subsection (f) as of the time of actual payment of such dividends or distributions.

                  (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. In the event that at any time or from time to time after the Commitment Date the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 7), then and in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

                  (h) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Commitment Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 7), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale.

                  (i) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price, Floor Amount or Ceiling Amount or the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Stock, the Company, at its expense, shall cause independent public accountants of recognized standing selected by the Company (who may be the independent public accountants then auditing the books of the Company) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series B Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

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                  (j) NOTICES OF RECORD DATE. In the event of (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution referred to in this Section 7, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any transfer of all or substantially all of the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the record date specified therein (unless such holder shall have already been notified pursuant to Section 5(f) above), a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                  (k) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value Per Share of one share of Common Stock on the date of conversion.

                  (l) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (m) NOTICES. Any notice required or permitted by this Section 7 to be given to a holder of Series B Preferred Stock or to the Company shall be in writing and be deemed given and received upon the earliest of (i) actual receipt; (ii) five (5) days after the same has been deposited in the United States mail; or (iii) on the date shown on the return receipt if sent by certified or registered mail, return receipt requested, and addressed (i) to each holder of record at the address of such holder appearing on the books of the Company, or (ii) to the Company at: 5920 Friars Road, Suite 104, San Diego, CA 92108, or (iii) to the Company or any holder, at any other address specified in a written notice given to the other for the giving of notice.

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         Section 8. AMENDMENTS. Notwithstanding any other provision of these
Articles of Incorporation, unless otherwise required by law, the provisions of these Articles which set forth the rights, preferences and privileges of the Series B Preferred Stock may be amended by the vote or consent of the holders of a Majority of the Series B Preferred Stock and no other class or series of stock of the Company shall be required to vote upon or consent to such amendment.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
                         SIGNATURES ON FOLLOWING PAGE.

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         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chief Executive Officer and attested by its Secretary this 10th day of April, 2002.


                                                         /s/ RAY WILLENBERG, JR.
                                                         Ray Willenberg, Jr.
                                                         Chief Executive Officer


Attest:


/S/ C. RICH WILSON III
C Rich Wilson, III
Secretary

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